UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

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Oracle Corporation

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[ORACLE CORPORATION LETTERHEAD]

October 28, 2004

Ed Corrao
Fidelity Management & Research
Legal Dept. — Proxy Group
82 Devonshire Street — F7C
Boston, MA 02109

Re: Oracle Corporation 2004 Annual Meeting

Dear Mr. Corrao,

     Thank you for your inquiry with respect to our proposal to amend and restate the Oracle Corporation 2000 Long-Term Equity Incentive Plan (the “Plan”) at our Annual Meeting of Stockholders to be held on October 29, 2004. We appreciate the input we receive from our major investors regarding corporate governance issues and seek to accommodate such input where appropriate and in the best interests of our stockholders.

     You have noted to members of our Corporate Legal group that Fidelity Management & Research believes there are features of the Plan that appear to be inconsistent with Fidelity’s guidelines. The guidelines at issue specify that: (i) the minimum exercise price of stock options may not be less than 100% of fair market value on the date of grant, except that the offering price may be as low as 85% of fair market value if the discount is expressly granted in lieu of salary or cash bonus; (ii) with respect to Restricted Stock Awards (“RSAs”), the restriction period may be not be less than 3 years, however RSAs with a restriction period of less than 3 years but at least 1 year are acceptable if the RSA is performance based; and (iii) the Board may not materially alter a RSA without stockholder approval, including allowing the Board to permit a lapse or waiver of restrictions at its discretion. In each case there is an exception for grants granted by an independent compensation committee that are limited to 5% of the shares authorized for grant under the relevant plan.

     As additional information with respect to your inquiry we wish to inform you that Oracle’s management has brought these issues to the attention of our Committee on Compensation and Management Development on October 25, 2004 and following discussion of such issues with the Committee, management will make a recommendation to our full Board of Directors at its next scheduled meeting to be held immediately after the Annual Meeting of Stockholders on October 29, 2004 that the Plan be amended to bring it into conformity with Fidelity’s guidelines.

     This information is provided to you solely in response to your individual inquiry. If you have any questions regarding this matter, please do not hesitate to contact George Gucker or me.

Very truly yours,
/s/ Daniel Cooperman
Daniel Cooperman
Senior Vice President, General Counsel and Secretary

cc: George Gucker